UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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CNA Surety Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS On April 23, 2009
PROXY STATEMENT
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROXY SOLICITATION
2008 ANNUAL REPORTS
VOTING SECURITIES AND PROXIES
ELECTION OF DIRECTORS (PROPOSAL 1) VOTING AND THE MANAGEMENT NOMINEES
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
AUDIT COMMITTEE REPORT
SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT AND DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

CNA SURETY CORPORATION
333 S. Wabash Ave., 41st Floor
Chicago, Illinois 60604
(312) 822-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
On April 23, 2009

To: The Shareholders of CNA Surety Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at the Company’s business offices located at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, on Thursday, April 23, 2009, at 9:00 A.M. CDT, for the following purposes:

1.	To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 2, 2009, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to complete, date, sign and return the enclosed proxy card at your earliest convenience in the enclosed return envelope.

By Order of the Board of Directors

Rosemary Quinn
Senior Vice President, General Counsel and Secretary

March 19, 2009
Chicago, Illinois

IMPORTANT:

PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2009. The Proxy Statement and the 2008 Annual Report to Shareholders are available at http://www.cnasurety.com/about/investor_information.htm.

CNA Surety Corporation
333 S. Wabash Ave. 41st Floor
Chicago, Illinois 60604
(312) 822-5000

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is being mailed or otherwise furnished to shareholders of CNA Surety Corporation, a Delaware corporation (“we,” “us,” “our,” the “Company” or “CNA Surety”), on or about March 19, 2009, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (“the Annual Meeting”) of the Company to be held at the Company’s business offices located at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, at 9:00 A.M. CDT, on Thursday, April 23, 2009, and at any adjournment thereof. Shareholders who, after reading this Proxy Statement, have any questions should contact Rosemary Quinn, Secretary of the Company, in Chicago at (312) 822-5893.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon:

(i)	The election of seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

(ii)	The ratification of the Board’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2009; and

(iii)	The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The date of this Proxy Statement is March 19, 2009.

PROXY SOLICITATION

The enclosed proxy is solicited by the Board. The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company, including charges and expenses of brokerage firms and others for forwarding solicitation material to the Company’s Shareholders. The solicitation generally will be effected by mail and such cost will include the cost of preparing and mailing the proxy materials. In addition to the use of the mail, proxies also may be solicited by personal interview, telephone, or other similar means. Although solicitation will be made primarily through the use of the mail, officers, directors, or employees of the Company may solicit proxies personally or by the above described means without additional remuneration for such activity. The Company will arrange for brokerage houses, nominees and other custodians holding common stock of the Company to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them. The Proxy Statement and the 2008 Annual Report to Shareholders are available at http://www.cnasurety.com/about/investor_information.htmg.

2008 ANNUAL REPORTS

Shareholders are concurrently being furnished with a copy of the Company’s 2008 Annual Report to Shareholders, which contains the Company’s audited financial statements for the year ended December 31, 2008. Additional copies of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”), may be obtained through links on the Company’s web site, www.cnasurety.com, or by contacting Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199, and such copies will be furnished promptly at no expense.

VOTING SECURITIES AND PROXIES

Only shareholders of record at the close of business on March 2, 2009 (the “Record Date”), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 44,229,982 shares of the Company’s Common Stock (“Common Stock”) were issued and outstanding. Each share outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company’s issued and outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Annual Meeting will reconvene without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

If a proxy in the form enclosed is duly executed and returned, the shares of the Company’s Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for election of the Management Nominees (as hereinafter defined) for directors; (ii) for ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and (iii) at the discretion of Proxy Agents (as hereinafter defined) with respect to such other business as may properly come before the Annual Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, as to the materials specifically proposed herein. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable at any time prior to its exercise by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Annual Meeting, or by a shareholder giving notice of revocation to the Company in writing prior to the Annual Meeting or during the Annual Meeting prior to the time votes are counted. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment.

ELECTION OF DIRECTORS (PROPOSAL 1)

VOTING AND THE MANAGEMENT NOMINEES

At the Annual Meeting seven directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. The nominees are as follows:
Philip H. Britt
Anthony S. Cleberg
David B. Edelson
D. Craig Mense
Robert A. Tinstman
John F. Welch
Peter W. Wilson

All of the nominees are currently serving as directors of the Company. For information regarding the Management Nominees, see “Directors and Executive Officers of the Registrant” section of this proxy.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote in person or represented by proxy shall elect the directors. It is the present intention of John Corcoran and Rosemary Quinn, who will serve as the Company’s proxy agents at the Annual Meeting (the

“Proxy Agents”), to vote the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the Management Nominees as directors. The Board does not believe that any of the Management Nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the Management Nominees becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees, and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

Vote Required

Proposal to elect seven directors requires an affirmative vote of holders of a majority of the voting power represented by shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE MANAGEMENT NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth the name, age, position and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

Philip H. Britt, age 62; Director of the Company since March 1998; Retired; Senior Vice President Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from April 1988 through February 2002.

Anthony S. Cleberg, age 56; Director of the Company since April 2007; Chief Financial Officer and Executive Vice President of Black Hills Corp. since July 2008; Independent Consultant and Investor from 2002 to July 2008; Executive Vice President and Chief Financial Officer of Champion Enterprises from 2000 to 2002.

John F. Corcoran, age 44; Senior Vice President and Chief Financial Officer of the Company since January 2004; Executive Officer of the Company since October 2003; Senior Vice President and Senior Financial Officer for Global and Specialty Lines of the insurance subsidiaries of CNA Financial Corporation (“CNAF”) (that own 62.1% of the Company’s stock as of February 28, 2009) from January 2002 to September 2003.

Michael A. Dougherty, age 50; Senior Vice President and Chief Information Officer of the Company since January 2007; Senior Vice President Field Operations and Distribution from September 2001 until January 2007.

David B. Edelson, age 49; Director of the Company since February 2007 and Chairman since January 2009; Senior Vice President of Loews Corporation (“Loews”), the parent corporation of CNAF, since May 2005; Executive Vice President and Corporate Treasurer of JPMorgan Chase & Co. from January 2003 until April 2005; and Senior Vice President and Corporate Treasurer of JPMorgan Chase & Co. from May 2001 to January 2003. Mr. Edelson joined the Board of Directors of AutoNation, Inc. in July 2008 and is also a member of its Audit Committee.

Douglas W. Hinkle, age 56; Chief Underwriting Officer of the Company since March 2004; Western Division Director of Surety for the St. Paul Companies from January 2003 until March 2004; Assistant Vice President and Western Territory Practice Leader of the St. Paul American Surety Division of the St. Paul Companies from December 2001 until 2003.

D. Craig Mense, age 57; Director of the Company since April 23, 2007; Executive Vice President and Chief Financial Officer of CNAF since November 2004; President and Chief Executive Officer of Global Run-Off Operations at St. Paul Travelers from July 2004 to November 2004; Chief Operating Officer of the Gulf Insurance Group at Travelers Property Casualty Corp. from May 2003 to July 2004, Senior Vice President Chief Financial and Administrative Officer for Personal Lines at Travelers from July 2002 to May 2003.

Thomas A. Pottle, age 49; Senior Vice President of the Company’s Credit and Field Operations since January 2007; Senior Vice President since March 1999 and Assistant Secretary since May 1998.

Rosemary Quinn, age 54; Senior Vice President, General Counsel and Secretary of the Company since April 2008; Assistant Vice President and Assistant General Counsel of the Company from July 2006 through April 2008; General Counsel of GeoVera Insurance Company from 2005 through July 2006; Assistant Vice President of St. Paul Travelers’ Bond Department from April 2004 through 2005; Assistant Vice President of the St. Paul Companies from 1998 to 2004.

Robert A. Tinstman, age 62; Director of the Company since August 2004; Executive Chairman of Angelo Iafrate Construction Company and James Construction Group from May 2002 to May 2007. Mr. Tinstman currently serves on the Board of Directors of IdaCorp., Inc. and Idaho Power Company and has been Chairman of their Investment and Compensation Committees since 1999. Mr. Tinstman has been a member of the Board of Directors of Home Federal Bancorp Inc. since 1999 and serves as Chairman of its Audit Committee.

John F. Welch, age 52; Director of the Company since June 2003; President and Chief Executive Officer of the Company since June 2003; Chief Underwriting Officer of Surety for the St. Paul Companies from May 2002 until June 2003; President of Afianzadora Insurgentes SA CV located in Mexico City, Mexico from August 2000 until May 2002.

Peter W. Wilson, age 49; Director of the Company since January 2009; Executive Vice President, Global Specialty Lines of the insurance subsidiaries of CNAF since 2001. He also served on the Company’s Board of Directors from 2001 to 2003.

Board and Committee Meetings

In excess of 50% of the Company’s shares are held by the insurance subsidiaries of CNAF. Pursuant to the listing standards of the New York Stock Exchange (“Exchange” or “NYSE”), the Company is a “Controlled Company” and consequently is exempt from the Exchange’s requirements relating to maintenance of a majority of independent directors and independent nominating/corporate governance and compensation committees. However, the Company’s Compensation and Audit Committee members include only independent directors. The Board of Directors considers shareholder director nominees under the same criteria utilized by the Board of Directors to evaluate nominees proposed by management or members of the Board of Directors. These criteria include a potential nominee’s character, judgment, business experience and areas of expertise, among other relevant considerations, such as requirements of the Exchange.

Director Independence

The Board of Directors annually reviews its performance. For 2008, the Board and the Audit Committee completed anonymous self-evaluation forms. The Audit Committee and Board of Directors discussed these evaluations at their respective meetings on February 4 and 5, 2009. Both the self evaluations of the Audit Committee and the Board of Directors indicated that the Board and the Audit Committee believe they are functioning well and receive adequate access to and information from Company management.

Under the rules of the Exchange, listed companies, like CNA Surety, that have a controlling stockholder are not required to have a majority of independent directors. Accordingly, the slate of director nominees for the Board of Directors is not composed of a majority of directors who are independent.

The following nominees qualify as independent directors pursuant to the applicable rules of the Exchange and the SEC: Philip Britt, Robert Tinstman and Anthony Cleberg. In determining independence, the Board affirmatively determined whether or not each director or nominee has any material relationship with the Company. In assessing materiality, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable, employment and familial relationships.

Consistent with the listing requirements of the Exchange, the Board follows the standards provided below to assist it in determining director independence so that a director would not be considered independent if any of the following relationships exists: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (ii) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) the director is a current partner or employee or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Corporate Governance and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Ethics that are available on the Company’s website at www.cnasurety.com, and will be provided to any shareholder upon request to Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199. Such copies will be furnished promptly at no charge. The Corporate Governance Guidelines provide that shareholders and other interested parties may communicate with the non-management members of the Board by sending such communications in care of the Company’s General Counsel, 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604. It is the Company’s policy to forward all such communications to the Board.

Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and an Investment Committee. In 2008, the Audit Committee and the Compensation Committee consisted entirely of independent directors. The Company does not have a nominating/corporate governance committee. The Board relies on the Exchange exemption for controlled companies in not having a nominating/corporate governance committee, but the Board’s current policy is that all directors participate in the consideration of director nominees.

Executive Committee.  In 2008, the Executive Committee consisted of Messrs. Tinstman and Welch and Mr. James Lewis who resigned as the chair and member of the Board effective December 31, 2008 when he terminated his employment with CNAF. The Executive Committee did not meet during 2008. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member. The current members of the Executive Committee will continue in office until the Committee is dissolved, terminated or reorganized, or if such members are replaced.

Audit Committee.  The Audit Committee Charter provides that the Audit Committee is authorized and (a) has the power to review the financial reports and other financial information provided by the Company to governmental entities and the public, including the certifications made by the principal executive officer and principal financial officer with respect to the Company’s reports filed with the SEC; the Company’s systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Company’s management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally including the review of critical accounting policies and financial statement presentation, (b) has the sole authority to retain, compensate and evaluate the Company’s independent registered public accounting firm, and the scope of and fees for their audits, and (c) addresses any and all related party agreements and arrangements between the Company and its affiliates and any disputes that may arise hereunder. However, the Company’s management is responsible for its financial statements and reporting process, including its system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee Charter as amended and restated is available on the Company website at www.cnasurety.com, and will be provided to any shareholder upon request to Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199. Copies will be furnished promptly at no charge.

The current members of the Audit Committee are Messrs. Britt, Cleberg (Chairperson) and Tinstman. Messrs. Britt, Cleberg and Tinstman are considered “independent” as that term is used in Exchange Act Section 10A (m)(3). Each of the current members is financially literate as determined by the Board and Mr. Cleberg is an “audit committee financial expert” under the Exchange and SEC standards. During 2008, the Audit Committee held ten (10) meetings. The Board members are asked annually to report to the Company the number of audit committees on which such Director serves. During 2008, no director reported serving on more than three audit committees.

Compensation Committee.  The Compensation Committee sets the Company’s compensation policies, and reviews and administers all compensation matters for the Company’s executive officers including the five (5) most highly compensated executive officers. In addition, it reviews and approves the availability of stock options granted to all other Company employees. A copy of the Compensation Committee Charter is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199. The current members of the Company’s Compensation Committee are Messrs. Britt, Cleberg and Tinstman (Chairperson). During 2008, the Compensation Committee held five (5) meetings.

Investment Committee.  The primary function of the Investment Committee is to establish investment policies and oversee the management of the Company’s investment portfolio. The current members of the Investment Committee are Messrs. Britt (Chairperson), Edelson and Welch. During 2008, the Investment Committee held four (4) meetings.

Executive Sessions of Non-Management Directors

The Board meets without management in Executive Session at its regularly scheduled meetings. The members have decided that a presiding director is not necessary and that the independent directors will rotate the task of presiding over Executive Sessions.

Director Attendance at Meetings

During 2008, four (4) meetings of the Board of Directors were held. During 2008, each of the directors attended 100% of the Board meetings and all committee meetings on which he served as a member. The Company encourages directors to attend its annual meetings. All of our directors attended the 2008 Annual Meeting of Shareholders.

2008 Director Compensation

The directors who are not employees of the Company or any of its subsidiaries or affiliates received an annual retainer in 2008 of $30,000 paid in quarterly installments. In addition, the directors received $1,500 per Board meeting attended, members of the Audit Committee received $2,500 per meeting attended and members of the Compensation and Investment Committees received $1,500 per meeting attended. Mr. Cleberg was paid an additional annual retainer of $7,500 as chairperson of the Audit Committee in recognition of the workload involved as Audit Committee chairperson. The Company determines director compensation taking the following factors into account: the amount of time involved in attending and preparing for Board and various Committee meetings, participation in special projects assigned by the Board, actual Committee and Board attendance, business expertise and various competitive factors.

At its October 23, 2008 meeting, the Board approved a change to the compensation plan for its directors who are not employees of the Company or any of its subsidiaries or affiliates. The new plan, which became effective as of January 1, 2009, provides for an increase to the annual retainer but such annual retainer now includes payment for the four (4) regularly scheduled board meetings and four (4) regularly scheduled meetings for each of the committees. The retainer beginning on January 1, 2009 is $45,000 if a Director serves on three (3) committees and $40,000 if the Director is a member of two (2) committees. If the Board and/or committee meets more than four times per year, the Director will be paid $1,500 for each additional meeting. In recognition of the additional responsibilities associated with serving as chair of a Board committee, the chairs of each committee will receive the following additional annual retainer beginning January 1, 2009: Audit Chair shall be paid $35,000 and the Investment and Compensation Chairs shall be paid $30,000.

The table shown below reflects the amount of cash compensation paid for service during 2008 for each non-employee, unaffiliated director. This table, however, does not include the fees for a special Audit Committee meeting held on December 18, 2008 since such fees were paid in 2009.

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Philip H. Britt	$72,000	—	—	—	—	—	$72,000
Anthony S. Cleberg	$73,500	—	—	—	—	—	$73,500
Robert A. Tinstman	$66,000	—	—	—	—	—	$66,000

AUDIT COMMITTEE REPORT

The Audit Committee serves as an independent and objective party to:

•	monitor the Company’s financial reporting process and internal control system;

•	retain, review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal auditors;

•	facilitate communication between the parties involved in the audit process;

•	review and appraise the fairness of related party transactions; and

•	monitor and review corporate governance and adherence to NYSE listing standards.

In 2008, the Audit Committee (the “Committee”) was composed of three non-employee directors, each of whom is “independent” as required by applicable listing standards of the Exchange. Mr. Cleberg qualifies as an independent director as that term is used in Exchange Act Section 10A(m)(3) and qualifies as a financial expert. The Committee anonymously completed a self evaluation of its performance and discussed the responses at a February 4, 2009 committee meeting.

The Committee met ten (10) times in 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Committee discussed with the Company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the Company’s internal controls and consolidated financial statements. The Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management, Deloitte & Touche and the Company’s internal auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. During fiscal year 2008, management continued its testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Committee also met separately with management and internal auditors to discuss the performance of Deloitte & Touche.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with Deloitte & Touche the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) including the Statement on Auditing Standards No. 61, (Codification of Statements on Auditing Standards, AU380), Communication with Audit Committees, and SEC Rule 2-07 as currently in effect. Deloitte & Touche also had discussions with the Committee concerning the Corporate Governance Listing Standards of the Exchange. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by PCAOB and/or Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with Deloitte & Touche their independence from the Company.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. Deloitte & Touche did not provide non-audit services to the Company in 2008.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS
Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

The Company’s philosophy is to provide a compensation package that attracts, motivates and retains quality executive talent. We aim to reward performance and hold executives accountable for underperformance through financial consequences. The compensation practice of the Company for its executive officers (including those named in the Summary Compensation Table (the Named Executive Officers, individually referred to as “NEO” and collectively referred to as “NEOs”)) is to pay base salaries, annual incentive bonuses, and long term incentives in addition to fringe benefits and other benefits that are competitive, internally consistent and recognize the accomplishment of the Company’s stated goals of building a financial services business focusing on surety, fidelity and related products. We seek to link executive compensation to the short and long term performance goals of the Company. As such, NEOs and other Company executives have a higher percentage of their total compensation weighted towards variable pay than other Company managers as they have greater opportunity to impact bottom line results.

For 2008, the Company’s Compensation Committee (the “Committee”) was composed entirely of independent directors. The Committee administers the Company’s executive compensation program, oversees the Company’s compensation and benefit plans and policies, administers our stock option program (including approving stock option grants to employees) and approves annually all compensation decisions relating to the Company’s NEOs. The Committee’s charter sets forth its general responsibilities and is available on the Company’s web site at www.cnasurety.com.

Setting Compensation — Benchmarking

The Process:  The CEO, the Company’s Chief Human Resources Officer and the Company’s non-executive Chairman of the Board make recommendations to the Committee on general compensation philosophy and specific elements of compensation and goals for the NEOs. Recommendations for the CEO’s compensation are made by the Company’s non-executive Chairman of the Board to the Committee.

Surveys Consulted:  The Company reviews a number of general business and property & casualty compensation surveys, including Mercer Property & Casualty Executive Survey, Mercer’s Benchmark database, Hewitt’s Total Compensation Measurement Survey and the Towers Perrin Financial Services Industry Executive Compensation Survey. The size of the companies that participate in the surveys range from $2 billion in assets to $25 billion in assets. The NEO positions are benchmarked against top executive and second level executive jobs. In benchmarking surveys where the scope is $20-25 billion, the 25th percentile is used. CNA Surety is not a participant in any of the above named surveys.

The Company also participates in and utilizes an annual survey conducted by the Surety and Fidelity Association of America. Approximately 25 surety and fidelity companies of varying size participate in this survey. The positions benchmarked for NEO purposes are the Chief Underwriting Officer and Top Field Officer. Because no other participants of the survey are a public surety and fidelity company, the data is used only as a reference.

For each of the NEOs, the Committee considers each compensation element separately and then considers the NEO’s total compensation. The Committee reviews the salary surveys referenced above, as well as the NEO’s experience, individual professional performance and individual influence on the Company’s current financial results and long term strategies. The Committee also seeks internal equity in compensation and accordingly considers each NEO’s total compensation in reference to the compensation of the Company’s other officers. In setting compensation, the Committee also considers the amount of influence each NEO has on the Company’s overall business strategy as well as the abundance or scarcity of qualified candidates, if finding a replacement should become necessary.

The Company does not consult with an outside compensation consultant. The Committee reserves the right to consult with an outside compensation consultant but to date has not exercised that right.

The Committee discusses and approves any changes in compensation to the NEOs at its first regularly scheduled meeting of the year, which in 2008 was held in February. Any changes in base compensation are effective in April (when base salary increases for all of the Company’s employees occur). Also, at its first scheduled meeting of the year, the Committee evaluates the Company’s performance versus its goals and the performance versus goals of each NEO, and then approves all of the following variable compensation pay awards: Annual Cash Bonuses, Long Term Cash Incentives (“LTI”), stock option grants and performance contributions to the Company’s qualified retirement savings plan. The Committee also approves the aggregate amount of annual bonuses paid to all bonus eligible employees based on the achievement of certain net income targets set by the Committee. The 2008 targets and achievement are discussed below under the individual “Elements of Compensation” section of this proxy.

Adjustment of Awards

The Committee does not have, and has no current plans to have, a policy concerning retroactive adjustments to any cash or equity based incentive compensation if the payment of such compensation was based on financial performance measures that were subsequently affected by a restatement. However, to date, the Company has had no financial restatements that resulted in a reduction of financial performance.

Tax Considerations; Deductibility of Compensation

The Committee considers the impact of Internal Revenue Code (“IRC”) Sections 409A and 162(m) when determining forms and amounts of compensation. In 2005, the Company adopted a new non-qualified deferred compensation plan (“2005 Deferred Compensation Plan”) intended to permit participants to avoid tax penalties under IRC Section 409A. The 2005 Deferred Compensation Plan was amended in 2008 to comply with final regulations under IRC Section 409A. The 2005 Deferred Compensation Plan is more fully described in the “Deferred Compensation” section of this proxy statement. IRC Section 162(m) places a limit on the tax deduction for compensation in excess of $1 million paid to certain executives. The Company does consider the deductibility of compensation when considering compensation for the CEO, and structures his annual cash bonus, as performance-based (with the discretion to decrease the award even if the goal is achieved), so as to retain the potential for a deduction. In addition, the CEO’s employment contract allows the Committee to defer the payment of compensation that would not be deductible by the Company under IRC Section 162(m) until the CEO’s separation from service. The compensation of the remaining NEOs will not exceed $1 million for 2008, thus compensation for the Company’s NEOs is expected to be deductible.

Elements of Compensation

The core elements of the NEOs’ compensation include base salary, benefits, perquisites, performance based annual incentive awards (cash bonus), long term cash based incentive awards and long term equity (stock options).

Base Salaries

Inasmuch as the surety business is a mature and small niche industry, the Committee believes that except for the CEO, more than fifty percent of cash compensation should be in the form of base salaries, rather than in incentive or variable pay. The division between base salaries and cash incentive compensation for both the CEO and the rest of the NEOs is similar to the division between cash incentive compensation and base salaries at many public and private insurers and sureties that compete with the Company for executive talent. The Committee uses the market data discussed in the “Setting Compensation-Benchmarking” section of this proxy, as well as the salary history and experience of the individual executive officer, when setting the base salary for new executive officers.

The base salaries of the NEOs and other officers are reviewed on an annual basis. The Committee granted modest base salary increases to some NEOs in 2008, but does not expect to grant increases in base salaries to the NEOs every year. Increases in base salary are based on an evaluation of the individual’s performance and level of pay compared to (where available) similarly situated jobs as shown in the survey data.

Broadly-Available Benefit Plans

Our NEOs participate in the same basic benefits package as all other Company employees. This includes a basic benefits package consisting of retirement, medical, dental, vision, paid time off, life insurance and accident insurance plans, and short and long term disability coverage, as well as flexible spending arrangements for health care, dependent care and transit expenses.

Perquisites

The Company made available to the NEOs in 2008 certain fringe benefits which include reimbursement for club memberships and financial counseling services. In addition, Mr. Welch was provided a physical examination in 2007 that was reimbursed in 2008.

Annual Cash Bonus

Annual cash bonuses are intended to reward eligible employees, including the NEOs, for Company and individual performance during the year. Annual cash bonuses, long term cash incentives, and stock option awards are made under the Company’s 2006 Long Term Equity Compensation Plan approved by shareholders in April 2006.

Annual Cash Bonuses: Bonus Eligible Employees and NEOs other than the CEO

Currently, the Committee annually establishes a bonus pool for all bonus eligible employees, except for the CEO, including the NEOs. The target pool is the aggregation of the target bonus amounts for all bonus eligible employees, except for the CEO. The target bonus amounts are set by the Committee as percentages of base salaries, generally ranging from 7.5% of an employee’s base salary to 40% of an employee’s base salary. The 2008 annual cash bonus targets for each NEO was 40% of base salary, which for the following NEOs was:

John F. Corcoran, Chief Financial Officer, had a target bonus of 40% of his base salary of $250,000 or $100,000;

Doug W. Hinkle, Chief Underwriting Officer, had a target bonus of 40% of his base salary of $250,000 or $100,000;

Michael A. Dougherty, Senior Vice President and Chief Information Officer, had a target bonus 40% of his base salary of $231,000 or $92,400; and

Thomas A. Pottle, Senior Vice President Credit and Field Operations, had a target bonus 40% of his base salary of $211,150 or $84,460.

Availability of the target bonus pool is dependent on achievement of a Net Operating Income (“NOI”) target, which for 2008 the Committee set at $100.8 million. If a minimum NOI is not met, then there is no annual bonus pool. However, the Committee may, in its discretion, establish a bonus pool of up to 25% of the target bonus pool that it may use to pay certain employees, including the NEOs. The Committee also reserves discretion to adjust the bonus pool up or down, if results were affected by unusual events that in the Committee’s determination were beyond management’s control. Once the pool is established, the CEO makes bonus recommendations for each NEO based on performance against established performance objectives. The Committee retains the power to exercise negative discretion with respect to each NEO even if the Company achieves a NOI target. Likewise, the Committee retains the discretion to award a cash bonus in excess of the target award established for any NEO as long as the aggregate of all cash bonuses awarded to all bonus eligible employees in the pool does not exceed the target pool.

The size of the bonus pool is dependent on achievement of NOI. For 2008, the threshold, target and maximums were set as follows:

Size of Pool as a
NOI Achieved	% of Target

< $70 million	0%
$70 mil.-$94.9 million	50%-99%
$95 mil.-$100 million	100%
$100.1-$109.9 million	101%-149%
$110 million +	150%

For 2008, the Company’s NOI was $111.3 million. The Committee voted at its February 4, 2009 meeting that the 2008 annual cash bonus pool would be 150% of the target bonuses.

Annual Cash Bonus — CEO

John Welch, the Company’s CEO, is not included in the annual cash target bonus pool established by the Committee. The Committee believes that it is appropriate that the CEO’s incentive compensation, including the annual target bonus and maximum annual bonus potential be larger than the other NEOs. Mr. Welch’s annual bonus parameters are determined by his employment contract and by the yearly NOI goal set by the Committee. Based upon his employment contract, Mr. Welch has a target of 100% of his base salary of $435,000. At its February 6, 2008 meeting, the Committee established a maximum for Mr. Welch’s annual bonus of 1.25% of the Company’s actual NOI. However, the Committee retained discretion to reduce the amount of his annual bonus based upon its evaluation of his performance. The Company’s actual NOI for 2008 was $111.3 million. After evaluating his performance at its February 4, 2009 meeting, the Committee voted to pay Mr. Welch an annual cash bonus of $870,000, or 200% of his base salary, which is the maximum target.

The 2008 annual cash bonus targets and awards for each NEO, including the CEO, were:

	Executive Annual Incentive
				Actual
	Target	Target	Actual	Award
	Payout as a	Award	Award	as a
	% of Salary	(Dollar Value)	(Dollar Value)	% of Salary

John F. Welch	100%	$435,000	$870,000	200.00%
John F. Corcoran	40%	$100,000	$150,000	60.00%
Douglas W. Hinkle	40%	$100,000	$160,000	64.00%
Michael A. Dougherty	40%	$92,400	$124,740	54.00%
Thomas A. Pottle	40%	$84,460	$123,312	58.00%

Long Term Incentives

Long Term Cash Incentives

LTI is designed to promote executive continuity through three year performance measures and payouts, helping motivate executives to meet the Company’s long term performance objectives. Each year the Compensation Committee approves an annual ROE target. ROE, for the purposes of the LTI, is operating return on equity based upon the equity at the beginning of the calendar year adjusted to exclude effects of any unrealized gains and losses. The Committee does not use individual performance measures for LTI. All NEOs have a target LTI bonus of 20% of their base salary, except Mr. Welch. Pursuant to his employment contract, Mr. Welch has an LTI target bonus of 50% of his base salary or $217,500 for 2008. As with all variable compensation, the Committee believes that the CEO has the ultimate responsibility for the Company’s results and believes a greater amount of his compensation should be variable and dependent upon the Company’s financial results.

At its February 6, 2008 meeting, the Committee set the following ROE targets for 2008:

% of Target
ROE Achieved	LTI Payable

<12.3%	0%
12.3% (threshold)	25%
14.3%-15.3% (target)	100%
17.3% (maximum)	200%

For achievement between the threshold and target LTI and between target and maximum, the Committee has the discretion to determine the exact LTI payout percentage. In addition, the Committee reserves the discretion to adjust LTI payments based on events beyond the NEO’s control, including but not limited to the impact of prior year’s reserve developments. The Company’s ROE for 2008, as defined for the LTI plan, was 16.9%. Accordingly, the NEO’s were eligible for payment of 180% of target.

If the LTI year goals are achieved, one third of the payment attributable to that LTI calendar year will be paid out each year for the following three years beginning with the first payment made in March of the year immediately following the LTI year in which the goal was achieved. Each March, any LTI payment potentially consists of portions of awards from three LTI years. Thus, the LTI payments made on March 13, 2009 represented payments for performance in three years: 2006, 2007 and 2008 (1/3 of the award for each year). The NEO must be actively employed on the payment date to receive an LTI payment for the calendar year. Pursuant to the terms of his employment agreement, if Mr. Welch’s employment is terminated by the Company without cause or if he terminates his employment for good reason, he will be entitled to an LTI payment for the calendar year in which his employment is terminated based on actual performance and prorated for the period of service through his termination date. The chart below shows outstanding LTI award payments to NEOs which have not yet been made as of December 31, 2008.

Outstanding LTI Installment Payments Due NEOs as of 12/31/2008

						$ Amount of
					# of	Outstanding
			Total Amount		Installments	Installment
			Awarded for	1/3	Remaining at	Payments at
	Performance		Performance	Installment	Last Fiscal	Last Fiscal
NEO	Year	Salary	Year	Amount	Year End	Year End

John F. Welch	2006	$435,000	$435,000	$145,000	1	$145,000
	2007	$435,000	$217,500	$72,500	2	$145,000
	2008	$435,000	$391,500	$130,500	3	$391,500
					Total	$681,500
John F. Corcoran	2006	$250,000	$100,000	$33,333	1	$33,333
	2007	$250,000	$50,000	$16,667	2	$33,334
	2008	$250,000	$90,000	$30,000	3	$90,000
					Total	$156,667
Michael A. Dougherty	2006	$207,000	$82,800	$27,600	1	$27,600
	2007	$220,000	$44,000	$14,667	2	$29,334
	2008	$231,000	$83,160	$27,720	3	$83,160
					Total	$140,094
Douglas W. Hinkle	2006	$225,000	$90,000	$30,000	1	$30,000
	2007	$250,000	$50,000	$16,667	2	$33,333
	2008	$250,000	$90,000	$30,000	3	$90,000
					Total	$153,333
Thomas A. Pottle	2006	$205,000	$81,900	$27,300	1	$27,300
	2007	$211,150	$42,230	$14,077	2	$28,154
	2008	$211,150	$76,014	$25,338	3	$76,014
					Total	$131,501

Stock Options

Equity-based long term incentive awards serve to align the interests of executives with those of the Company’s shareholders because both shareholders and executives benefit from any appreciation in the Company’s stock price. The Committee grants stock options as part of total compensation to executive officers, officers and certain other employees. As a general practice, each year the Committee has granted the NEOs, with the exception of the CEO, stock options equal to approximately 20% of their base salaries based on a Black-Scholes valuation. Pursuant to his employment contract, the Committee has granted the CEO stock options equal to approximately 50% of his annual base salary based on a Black-Scholes valuation. The Committee approves all grants of stock options.

The Committee decides and approves stock option grants at its first regularly scheduled meeting of each year in order to coincide with the awards of other variable compensation.

At its February 4, 2009 meeting, the Committee voted to grant the NEOs the following stock options with an exercise price equal to the closing stock price on February 6, 2009:

Number of
NEO	Options

John F. Welch	20,600
John F. Corcoran	4,400
Douglas W. Hinkle	4,400
Michael A. Dougherty	4,000
Thomas A. Pottle	3,700

The Committee’s policy is to make no grants of stock options during the year other than those made at its first regularly scheduled meeting, except for stock option grants to certain newly hired senior executives. In the past, the

Committee approved such grants with a price of the closing price of the Company’s stock on the executive’s first day of employment or at the closing price of the Company’s stock on the date of the Company’s regularly scheduled Compensation Committee meeting. The Committee approved such grants either at a regularly scheduled meeting, through a telephonic meeting or through written consent in lieu of a meeting. The Committee, upon the recommendation of management, may, in the future, grant stock options to certain new executives. The Committee’s current intention is to grant any such options at the Committee’s first regularly scheduled meeting after commencement of such executive’s employment priced at the closing price of the Company’s stock on the day of the grant.

Stock Ownership Requirements

The Company does not have formal share ownership guidelines or requirements for any executive, employee or director.

CNA Surety Corporation 401(k) Plan

The CNA Surety Corporation 401(k) plan is a funded, tax-qualified retirement savings plan. Participating employees may contribute up to 20% of compensation on a before tax basis into the plan, subject to a maximum of $15,500 in 2008 ($20,500 for employees over age 50). In addition, the Company matches an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their eligible compensation and fifty cents for each additional dollar contributed on the next 3% of their eligible compensation. Eligible compensation (salary) does not include bonuses or other contingent compensation. In addition, eligible compensation for 2008 was capped at $230,000.

The Company also makes contributions to the 401(k) plan called the “Basic Contribution” for all employees, including the NEOs, equal to 3% of eligible compensation (5% for employees over age 45).

In addition, the Compensation Committee annually establishes Company-wide performance targets which, if met, result in an additional Company contribution called the “Performance Contribution.” This Performance Contribution is made to employee 401(k) accounts of each eligible participant and may range from 0% to 2% of the participant’s eligible compensation. Based on the Company’s 2008 performance, at its February 4, 2009 meeting, the Committee approved a Performance Contribution equal to 2% of salary to participants’ accounts.

Deferred Compensation

The NEOs and certain other officers may participate in the Company’s 2005 Deferred Compensation Plan. Refer to the “Tax Considerations; Deductibility of Compensation” section of this proxy for additional information concerning this plan. The plan allows eligible officers to defer receiving up to 20% of their compensation. The amount that the Company may contribute to the NEOs’ 401(k) accounts for the matching funds, Basic Contribution and the Performance Contribution is limited by federal legislation. The 2005 Deferred Compensation Plan also allows participants to receive non-qualified Company contributions to their deferred compensation accounts in amounts equal to the difference between the amounts of these Company contributions that actually were allocated to the participant’s 401(k) plan account and the amounts that the participant would have received in the absence of legislation limiting such additions to the participant’s 401(k) plan account. Participation in the 2005 Deferred Compensation Plan is not automatic. The Compensation Committee must affirmatively vote that an executive be allowed to participate in the plan and the executive must execute a deferral agreement prior to participating in the plan. Once the executive executes a deferral agreement, the executive may not change or cease participation in the plan or change the deferral amounts during the plan year. Each December, plan participants may change the amount deferred or cease participation in the plan for the following year.

All funds in the 2005 Deferred Compensation Plan are general assets of the Company. However, the Company has funded grantor trusts established to make payments under the 2005 Deferred Compensation Plan. The assets of these trusts are available to the Company’s general creditors. These trusts invest in the same mutual funds as are available through the 401(k) plan as chosen by the executives and consequently the returns are not considered “above market” returns. Participants in the plan will receive the funds in their deferred compensation account six months after their termination of employment from the Company.

Change-In-Control and Termination Benefits that would have been Payable As of December 31, 2008

Stock options are governed by the CNA Surety Corporation’s 2006 Long Term Equity Compensation Plan which does not have an express change-in-control provision. In the event of a change-in-control, any changes to stock options would be decided by and administered by the Compensation Committee.

	Change in	Termination
Executive	Control Benefit	Benefit

John F. Welch, CEO	None	$1,085,000	*
John F. Corcoran, CFO	None	$250,000	**
Douglas W. Hinkle, Chief Underwriting Officer	None	$100,000	***
Michael A. Dougherty, Chief Information Officer	None	None
Thomas A. Pottle, Senior Vice President Credit and Field Operations	None	None

*	See discussion in “Employment Agreements” section of this proxy.

**	In May 2005, the Committee approved a severance agreement with Mr. Corcoran which has been extended to April 1, 2010. In the event that the Company terminates Mr. Corcoran’s employment other than for cause, due to death or disability, prior to April 1, 2010, Mr. Corcoran will receive one year of severance pay equal to his base salary and will be eligible to continue in the Company’s group health plan for the period of severance running concurrently with any benefit eligibility under COBRA. Any severance benefit would be paid in one lump-sum as detailed in the severance agreement.

***	In February 2006, the Committee authorized the Company to enter into a retention bonus agreement with Mr. Hinkle. Pursuant to the special bonus/retention agreement entered into in April 2006, Mr. Hinkle will be paid a special bonus of $250,000, paid out over time, to induce him to remain employed with the Company through April 2010. Pursuant to the agreement, the Company paid Mr. Hinkle the first installment of the bonus in the amount of $50,000 in May 2006, the second installment of $50,000 in April 2007 and the third installment of $50,000 in April 2008. The Company will pay Mr. Hinkle the fourth and final installment of the special bonus of $100,000 in April 2009. Mr. Hinkle will only receive the bonus payments if he is employed by the Company on the applicable payment date. If Mr. Hinkle terminates his employment with the Company prior to April 2010 or the Company terminates Mr. Hinkle for cause, Mr. Hinkle must repay any bonus payments paid to him within twelve months prior to his termination. If the Company terminates Mr. Hinkle other than for cause then it is obligated to pay Mr. Hinkle the unpaid portion of the special bonus. The agreement also contains certain non-compete and non-solicitation provisions. The amount shown in the above table is based on assumption that Mr. Hinkle was terminated (not for cause) on December 31, 2008.

Employment Agreements

We amended Mr. Welch’s employment agreement effective January 1, 2009 and extended the term of his agreement until December 31, 2011. This amended agreement was authorized by the Committee. Under the terms of the amended agreement, Mr. Welch is entitled to a severance benefit if his employment is terminated by the Company without cause or by Mr. Welch for good reason contingent upon Mr. Welch’s execution of a general release and his continuing compliance with the non-competition, non-solicitation and confidentiality provisions of the agreement. The severance benefit for termination for good reason by Mr. Welch or without cause by the Company consists of an amount equal to Mr. Welch’s then base salary, the target bonus for the annual cash bonus, long term cash bonus payments at target all prorated through the end of the contract term, December 31, 2011, but in no event less than twelve months. These severance payments would be paid in equal monthly installments. In addition, Mr. Welch would receive a prorated annual bonus and prorated LTI payment based on actual performance for the year in which Mr. Welch terminates his employment for good reason or the Company terminates his employment without cause. These payments would be made at the same time that the annual bonus and LTI payments are made to active employees. Mr. Welch also would be eligible to continue to participate in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA. In addition, if the Company fails to extend Mr. Welch’s employment agreement, then Mr. Welch’s employment will terminate on April 12, 2012 and he would receive severance benefits consisting of (i) payment of one year of Mr. Welch’s then annual base salary, one year target annual cash bonus, and target long term cash bonus payable in twelve monthly installments, (ii) continuation in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA, and (iii) a prorated annual bonus and LTI payment (based on actual performance) for the year in which his employment is terminated payable when annual bonus and LTI payments are made to active employees. To the extent that any portion of Mr. Welch’s severance benefit constitutes deferred compensation for purposes of IRC Section 409A, the payment of such portion of his severance benefit will be delayed until six months after his separation from service. The termination benefit for Mr. Welch as of December 31, 2008 was $1,085,000 and based on his January 2006 through December 2008 contract which was in effect as of December 31, 2008.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee met five (5) times in 2008. In 2008, the Company’s Compensation Committee was composed entirely of independent directors and none had any relationship requiring disclosure by the Company under the “Certain Relationships and Related Transactions” section of this proxy statement. The Board adopted a Compensation Committee Charter which governs the Compensation Committee and is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Gail Carey, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, (312) 822-5199.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

EXECUTIVE COMPENSATION

The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 by the Chief Executive Officer, the Chief Financial Officer and those persons who were, at December 31, 2008, the three other most highly compensated executive officers of the Company.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
			Bonus		Stock	Non-Equity	Deferred
			(i.e. new hire,	Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(b)	stay, etc.)(c)	Awards	Awards(d)	Compensation(e)	Earnings	Compensation(f)
Position(a)	Year	($)	($)	($)	($)	($)	($)	($)	Total

John F. Welch	2008	$435,000	—	—	$169,776	$1,261,500	—	$119,791	$1,986,067
President and Chief	2007	$436,346			$134,473	$762,500		$138,750	$1,472,069
Executive	2006	$433,654			$112,631	$1,218,000		$88,358	$1,852,643
Douglas W. Hinkle	2008	$250,000	$50,000	—	$38,548	$250,000	—	$45,857	$634,405
Chief Underwriting	2007	$243,269	$50,000		$28,696	$150,000		$46,808	$518,773
Officer	2006	$225,000	$50,000		$20,755	$236,250		$39,436	$571,441
John F. Corcoran	2008	$250,000	—	—	$38,778	$240,000	—	$35,332	$564,110
Chief Financial	2007	$250,000			$30,017	$150,000		$34,708	$464,725
Officer	2006	$243,269			$23,800	$250,000		$29,620	$546,689
Michael A. Dougherty	2008	$228,038	—	—	$34,003	$207,900	—	$40,389	$510,330
Senior Vice President	2007	$216,500			$24,153	$140,800		$37,823	$419,276
	2006	$207,000			$21,694	$207,000		$32,317	$468,011
Thomas A. Pottle	2008	$211,150	—	—	$32,952	$199,326	—	$34,408	$477,836
Senior Vice President	2007	$209,494			$25,083	$126,690		$36,021	$397,288
	2006	$205,000			$19,859	$192,700		$32,148	$449,707

(a)	The Company entered into a new employment agreement with Mr. Welch effective January 1, 2009 through December 31, 2011. The agreement is largely the same as the previous contract with the only material changes being a salary increase from $435,000 to $470,000 and compliance with IRC 409A. All bonus and LTI targets remained the same.

(b)	Salary includes regular pay, including paid time off prior to any deductions or any pay deferrals. For John F. Welch, his actual salary paid in 2006 was $433,654, as listed above, but his employment agreement specified a salary of $435,000. Accordingly, the Company paid him an additional $1,346 in salary in 2007.

(c)	For Douglas W. Hinkle, a $50,000 installment payment was paid in each of 2006, 2007 and 2008 as a part of a retention bonus agreement that was entered into in 2006. For a more detailed discussion, please see footnote *** under the “Change-In-Control and Termination Benefits” section of this proxy.

(d)	Stock option award expense recognized under FAS 123(R) in 2008 for financial statement purposes for options granted in 2004-2008. For a more detailed discussion of the assumptions used in valuing the Company’s stock option awards, please see Note 11 “Stockholder’s Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(e)	For John F. Welch — 2008 Non-Equity Incentive Plan Compensation includes: an Annual Incentive Bonus payment of $870,000 and a Long Term Cash Incentive award of $391,500. Subject to plan guidelines, the LTI amount will be paid out over three installments starting with the March 13, 2009 payment. The actual amount paid to Mr. Welch on March 13, 2009 for LTI was $348,000 which is composed of 1/3 payments for performance years 2006, 2007 and 2008.

For Douglas W. Hinkle — 2008 Non-Equity Incentive Plan Compensation includes: an Annual Incentive Bonus payment of $160,000, and a Long Term Cash Incentive award of $90,000. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 1, 2009 payment. The actual amount paid to Mr. Hinkle on March 13, 2009 for LTI was $76,667, which is composed of 1/3 payments for performance years 2006, 2007 and 2008.

For John F. Corcoran — 2008 Non-Equity Incentive Plan Compensation includes: an Annual Incentive Bonus payment of $150,000 and a Long Term Cash Incentive Bonus award of $90,000. Subject to plan guidelines, the LTI amount will be paid out over three installments starting with the March 13, 2009 payment. The actual amount paid to Mr. Corcoran on March 13, 2009 for LTI was $80,000 which is composed of 1/3 payments for performance years 2006, 2007 and 2008.

For Michael A. Dougherty — 2008 Non-Equity Incentive Plan Compensation includes: an Annual Incentive Bonus payment of $124,740 and a Long Term Cash Incentive award of $83,160. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 13, 2009 payment. The actual amount paid to Mr. Dougherty on March 13, 2009 for LTI was $69,987, which is composed of 1/3 payments for performance years 2006, 2007 and 2008.

For Thomas A. Pottle — 2008 Non-Equity Incentive Plan Compensation includes: an Annual Incentive Bonus payment of $123,312 and a Long Term Cash Incentive award of $76,014. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 13, 2009 payment. The actual amount paid to Mr. Pottle on March 13, 2009 for LTI was $66,748, which is composed of 1/3 payments for performance years 2006, 2007 and 2008.

(f)	Please refer to the All Other Compensation Table below for additional information.

The following table describes each component of the All Other Compensation column in the Summary Compensation table for the year ended December 31, 2008.

All Other Compensation Table

								Deferred	Deferred	Deferred
		Exercised			401(k) Plan	401(k) Plan	401(k) Plan	Compensation	Compensation	Compensation
		Stock	Executive		Matching	Basic	Discretionary	Matching	Basic	Discretionary	Life
		Options	Perquisites		Contributions	Contributions	Contribution	Contributions	Contributions	Contributions	Insurance	Total

John F. Welch	2008	—	$10,575	*	$10,350	$11,500	$4,600	$9,225	$51,938	$20,775	$828	$119,791
Douglas W. Hinkle	2008	—	$1,186		$10,250	$11,500	$4,600	$1,000	$11,635	$4,654	$1,032	$45,857
John F. Corcoran	2008	—	$3,040		$9,964	$6,900	$4,600	$1,286	$5,581	$3,721	$240	$35,332
Michael A. Dougherty	2008	—	$2,908		$9,225	$11,500	$4,600	$1,037	$7,593	$3,037	$490	$40,390
Thomas A. Pottle	2008	—	—		$9,502	$11,500	$4,600	—	$6,081	$2,433	$292	$34,408

*	Mr. Welch’s perquisites are composed of the following: health club reimbursement — $1,463 (net) and $2,416 with “gross-up” of tax payment obligations; physical examination reimbursement — $5,250 (net) and $8,159 with “gross-up” of tax payment obligations.

Grants of Plan-Based Awards Table

			Estimated	Estimated	Estimated
			Future	Future	Future
			Payout	Payout	Payout
			Under	Under	Under	All Other	All Other		Grant
			Non-	Non-	Non-	Stock	Option		Date
			Equity	Equity	Equity	Awards:	Awards:	Exercise	Fair
			Incentive	Incentive	Incentive	Number of	Number of	or Base	Value
			Plan	Plan	Plan	Shares of	Securities	Price of	of Stock
			Awards:	Awards:	Awards:	Stock or	Underlying	Option	Options
	Grant		Threshold	Target	Maximum	Units	Options	Awards ($	and
Name	Date		($)	($)	($)	(#)	(#)	per share)(c)	Awards

John F. Welch	2/8/2008		—	—	—	—	24,100	$16.35	$152,312
	(a	)	$217,500	$435,000	$870,000
	(b	)	$54,375	$217,500	$435,000
Douglas W. Hinkle	2/8/2008		—	—	—	—	5,500	$16.35	$34,760
	(a	)	$25,000	$100,000	$150,000
	(b	)	$12,500	$50,000	$100,000
John F. Corcoran	2/8/2008		—	—	—	—	5,500	$16.35	$34,760
	(a	)	$25,000	$100,000	$150,000
	(b	)	$12,500	$50,000	$100,000
Michael A. Dougherty	2/8/2008		—	—	—	—	4,900	$16.35	$30,968
	(a	)	$23,100	$92,400	$138,600
	(b	)	$11,550	$46,200	$92,400
Thomas A. Pottle	2/8/2008		—	—	—	—	4,700	$16.35	$29,704
	(a	)	$21,115	$84,460	$126,690
	(b	)	$10,558	$42,230	$84,460

(a)	These amounts represent annual incentive awards granted under the Annual Incentive Bonus Plan. The award for Mr. Welch is subject to threshold and maximum levels based on Company NOI achievement, as established by the Compensation Committee. The actual 2008 annual incentive cash award achievements were determined and approved by the Compensation Committee in February 2009 and are reflected in the Summary Compensation Table. Please refer to the “Annual Cash Bonus” section of the “Compensation Discussion and Analysis” for more information regarding these awards.

(b)	These amounts represent LTI awards made under the Long Term Incentive Plan and are administered by the Compensation Committee. The LTI awards are granted annually and are earned based on ROE targets over a three-year period and will become payable only to the extent that specific ROE goals are achieved. The payouts can vary from 0% to 200% based on attainment of goals. Please refer to the “Long Term Incentives” section of the “Compensation Discussion and Analysis” section for more information regarding these awards.

(c)	The exercise price shown is the closing price of the Company’s Common Stock on February 8, 2008 as reported by the Exchange.

Outstanding Equity Awards at FYE Table

The Equity Awards of the NEOs outstanding at December 31, 2008 are shown in the table below:

										Stock
										Awards
										Equity
										Incentive
				Option					Stock	Plan
				Awards					Awards	Awards:
				Equity					Equity	Market or
				Incentive			Stock		Incentive	Payout Value
				Plan			Awards of	Stock	Plan	of Unearned
		Option	Option	Awards:			Number of	Awards	Awards:	Shares,
		Awards	Awards	Number of			Shares or	Market	Number of	Units, or
		Number of	Number of	Securities			Units of	Value of	Unearned	Other
		Securities	Securities	Underlying			Stock	Shares	Shares, Units,	Rights
		Underlying	Underlying	Unexercised	Option		That	or Units	or Other Rights	That
		Unexercised	Unexercised	Unearned	Exercise	Option	Have	of Stock That	That	Have
	Date of	Options (#)	Options (#)	Options	Price	Expiration	Not	Have Not	Have Not	Not
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

John F. Welch	06/30/2003	50,000	—	—	$9.85	06/30/2013	—	—	—	—
	11/11/2003	18,600	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	29,700	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	19,875	6,625	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	4,675	14,025	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	0	24,100	—	$16.35	02/08/2018	—	—	—	—
Douglas W. Hinkle	08/11/2004	2,500	—	—	$10.58	08/11/2014	—	—	—	—
	11/09/2004	5,600	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	4,500	1,500	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	975	2,925	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	0	5,500	—	$16.35	02/08/2018	—	—	—	—

John F. Corcoran	11/11/2003	10,000	—	—	$9.42	11/11/2013	—	—	—	—
	11/11/2003	2,100	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	6,700	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	4,500	1,500	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	1,075	3,225	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	0	5,500	—	$16.35	02/08/2018	—	—	—	—
Michael A. Dougherty	11/19/2002	1,950	—	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	3,850	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	4,650	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	4,125	1,375	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	900	2,700	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	0	4,900	—	$16.35	02/08/2018	—	—	—	—
Thomas A. Pottle	10/11/1999	12,200	—	—	$11.00	10/11/2009	—	—	—	—
	11/14/2000	6,500	—	—	$11.50	11/14/2010	—	—	—	—
	03/06/2001	4,000	—	—	$13.05	03/06/2011	—	—	—	—
	11/13/2001	7,800	—	—	$14.61	11/13/2011	—	—	—	—
	11/19/2002	3,800	—	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	7,600	—	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	6,100	—	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	4,050	1,350	—	$13.07	10/25/2015	—	—	—	—
	02/13/2007	875	2,625	—	$20.70	02/13/2017	—	—	—	—
	02/08/2008	0	4,700	—	$16.35	02/08/2018	—	—	—	—

For each grant, 25% of the shares vest annually one year from the grant date, and then an additional 25% vests annually for the next three years. For example, for the 11/11/2003 grant date, 25% of the shares granted vest on 11/11/2004, 25% on 11/11/2005, 25% on 11/11/2006 and 25% on 11/11/2007. The 11/11/2003 grant date for Mr. Corcoran includes two separate grants: one grant for his commencement as a newly hired executive; and a second grant as a prorated percentage of the stock grants made that date to senior executives. Stock options are governed by the CNA Surety Corporation 2006 Long Term Equity Compensation Plan which does not have an express change in control provision. In the event of a change in control, any changes to stock options would be decided by and administered by the Compensation Committee.

The following table provides additional information about the value realized by the NEOs on stock option exercises and stock awards vesting during the year ended December 31, 2008.

Option Exercises and Stock Vesting Table

Stock
Awards:
		Option	Number of	Stock
		Awards:	Shares	Awards:
	Option Awards:	Value	Acquired	Value
	Number of Shares	Realized on	on	Realized
	Acquired on	Exercise	Vesting	on Vesting
Name	Exercise (#)	($)	(#)	($)

John F. Welch	—	—	—	—
Douglas W. Hinkle	—	—	—	—
John F. Corcoran	—	—	—	—
Michael A. Dougherty	—	—	—	—
Thomas A. Pottle	—	—	—	—

The value realized by a NEO upon the exercise of an option is determined by multiplying the number of options exercised by the difference between the fair market value on the date of exercise and the exercise price.

The following table provides information on contributions, earnings and account balances for the NEOs in the Company’s 2005 Deferred Compensation Plan and the 2000 Deferred Compensation Plan.

Non-Qualified Deferred Compensation

			Aggregate		Aggregate
			Earnings		Balance
	Executive	Registrant	in Last	Aggregate	at Last
	Contributions in Last	Contributions in	Fiscal	Withdrawals/	Fiscal
	Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name(a)	($)(b)	($)(c)	($)(d)	($)	($)(e)

John F. Welch
2005 Deferred Comp. Plan	$26,100	$81,938	$(67,892)	—	$286,073
2000 Deferred Comp. Plan	—	—	$(19,437)	—	$45,186
Douglas W. Hinkle
2005 Deferred Comp. Plan	$20,000	$17,289	$(26,969)	—	$73,093
2000 Deferred Comp. Plan	—	—	—	—	—
John F. Corcoran
2005 Deferred Comp. Plan	$25,000	$10,587	$(14,441)	—	$111,791
2000 Deferred Comp. Plan	—	—	$(9,587)	—	$14,268
Michael A. Dougherty
2005 Deferred Comp. Plan	$13,682	$11,667	$(16,058)	—	$62,615
2000 Deferred Comp. Plan	—	—	$(84,987)	—	$227,930
Thomas A. Pottle
2005 Deferred Comp. Plan	—	$8,514	$(10,744)	—	$16,392
2000 Deferred Comp. Plan	—	—	$(60,101)	—	$87,892

(a) (b) (c) (d) (e) The 2005 Deferred Compensation Plan was adopted to replace the Company’s 2000 Deferred Compensation Plan which after December 31, 2004 no longer accepted contributions. Accordingly, the 2000 Deferred Comp. Plan shown in the above chart only shows Earnings and Aggregate Year End Balances for Fiscal Year End (FYE) 2008.

(c) For the 2005 Deferred Comp. Plan, Column (c) above, includes Registrant’s Deferred Compensation Basic, Matching and Discretionary Contributions to the NEOs for FYE 2008. Additionally, the figures in Column (c) 2005 Deferred Comp. Plan above are a component of the figures listed in Column (f) of the Summary Compensation Table of this proxy attributable to annual Company contributions to vested and unvested defined contribution plans. For a more detailed discussion of the 2005 Deferred Compensation Plan, refer to the “Deferred Compensation” section of the “Compensation Discussion and Analysis” section of this proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table contains certain information as of February 28, 2009 (unless otherwise noted) as to all entities which, to the Company’s knowledge, were the beneficial owners of 5% or more of the outstanding shares of the Company’s Common Stock. Information in the table is based upon reports filed with the SEC pursuant to Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to entities named in the tables. Beneficial ownership is defined for this purpose as the sole or shared power to vote or to direct the disposition of the Common Stock. Unless otherwise noted, the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

Name and Address of	Amount	Percent of
Beneficial Owner	Beneficially Owned(1)	Class

Continental Casualty Company and Affiliates	27,425,147	62.10%
333 S. Wabash Ave.
Chicago, IL 60604
Dimensional Fund Advisors LP	3,312,736	7.50%
Palisades West, Building One
6300 Bee Cave Rd.
Austin, Texas 78746

(1)	The number of shares of the Company’s Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

MANAGEMENT AND DIRECTORS

The following table shows certain information, at February 28, 2009, as to the shares of the Company’s Common Stock beneficially owned by each director and nominee, each NEO named in the Summary Compensation Table and all of the Company’s executive officers and directors as a group, based on information furnished by them.

			Shares Upon
	Shares of	Deferred	Exercise of
Name of	Common	Stock	Stock		Percent
Beneficial Owner	Stock(1)	Units(2)	Options(3)	Total(1)(2)(3)	of Class

Philip H. Britt	3,097	9,919	—	13,016	*
Anthony S. Cleberg	2,991	—	—	2,991	*
John F. Corcoran	—	—	26,825	26,825	*
Michael A. Dougherty	6,900	—	17,600	24,500	*
David B. Edelson(4)	3,200	—	—	3,200	*
Douglas W. Hinkle	—	—	15,925	15,925	*
D. Craig Mense(5)	—	—	—	—	*
Thomas A. Pottle	2,000	—	34,775	36,775	*
Robert A. Tinstman	—	—	—	—	*
John F. Welch	—	—	133,550	133,550	*
Peter W. Wilson(6)	—	—	—	—	*
All directors and executive officers as a group	18,197	9,919	230,595	258,711	0.6%

*	Less than 1%

(1)	The amount of the Company’s Common Stock is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2)	In January, 1998, the Company established the CNA Surety Corporation Non-Employee Directors’ Deferred Compensation Plan. Under this plan, each director who was not a full-time employee of the Company or any of its affiliates could defer all or a portion of the annual retainer fee that would otherwise have been paid to such director. The deferral amount was deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company’s Common Stock as of each quarterly meeting. The Compensation Committee voted to eliminate the Non-Employee Director Compensation Plan effective January 1, 2005.

(3)	Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable as of the date of this table.

(4)	Although not reflected in the above table, Mr. Edelson currently has 112,499 Stock Appreciation Rights (“SARs”) exercisable for Loews Corporation.

(5)	Although not reflected in the above table, Mr. Mense currently has 50,000 stock options and 38,750 SARs exercisable for CNAF stock. CNAF SARs are not directly convertible to one share of CNAF stock. Mr. Mense currently owns 17,054 shares of CNAF stock.

(6)	Although not reflected in the above table, Mr. Wilson currently has 30,000 stock options and 30,000 SARs exercisable for CNAF stock. CNAF SARs are not directly convertible to one share of CNAF stock.

Equity Compensation Plan Information

	Number Securities
	to be Issued Upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	1,221,118	$14.93	2,451,995

Total	1,221,118	$14.93	2,451,995

In 2006, the shareholders of the Company approved the CNA Surety Corporation 2006 Long Term Equity Compensation Plan (“2006 Plan”). The 2006 Plan included 3,000,000 total shares comprised of: 2,453,598 newly authorized shares and 546,402 carryover shares which were previously available for grant under the CNA Surety Corporation 1997 Long Term Equity Compensation Plan (“1997 Plan”). The 1,221,118 shares listed above have been granted and are available for exercise, subject to vesting rules, under the both the 2006 Plan and the 1997 Plan. A total of 259,380 stock options were granted in 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Reinsurance

Reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by Continental Casualty Company (“CCC”) and The Continental Insurance Company (“CIC”) (CCC and CIC are affiliates of CNAF) to Western Surety Company (“Western Surety”) which is an insurance subsidiary of the Company. All of these agreements were originally entered into on September 30, 1997 (the “Merger Date”).

The Services and Indemnity Agreement provides the Company’s insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of CCC and CIC and to be reimbursed by CCC for services rendered. In consideration for providing the foregoing services, CCC has agreed to pay Western Surety a quarterly fee of $50,000. This agreement was renewed on January 1, 2008 and expired on December 31, 2008. There was no amount due the Company’s insurance subsidiaries as of December 31, 2008. This agreement was renewed with the same terms on January 1, 2009 and expires on December 31, 2009 and is annually renewable thereafter.

Through the Surety Quota Share Treaty, CCC and CIC transfer to Western Surety all surety business written or renewed by CCC and CIC after the Merger Date. The Surety Quota Share Treaty was renewed on January 1, 2008 and expired on December 31, 2008 and was renewed for one year on January 1, 2009 on substantially the same terms as 2008. CCC and CIC transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC’s and CIC’s net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 25% of net written premiums written on all such business. For 2008, this resulted in an override commission on their actual direct acquisition costs of 5.9% to CCC and CIC. Under the terms of the Surety Quota Share Treaty, CCC guarantees the loss and loss adjustment expense reserves transferred to Western Surety as of the Merger Date by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as re-estimated as of the end of such calendar quarter. There was no adverse reserve development for the period from the Merger Date through December 31, 2008.

Through an Aggregate Stop Loss Reinsurance Contract (“Stop Loss Contract”), the Company’s insurance subsidiaries are protected from adverse loss development on certain business underwritten after the Merger Date. The Stop Loss Contract between the Company’s insurance subsidiaries and CCC limits the insurance subsidiaries’ prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date. In the event the insurance subsidiaries’ accident year net loss ratio exceeds 24% in any of the accident years 1997 through 2000 on certain insured accounts (the “Loss Ratio Cap”), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which the Company’s actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the insurance subsidiaries pay CCC an annual premium of $20,000. The insurance subsidiaries have paid CCC all required annual premiums. As of December 31, 2008, losses incurred under the Stop Loss Contract were $48.9 million, which are net of $1.4 million related to expected indemnity recoveries. As a result of favorable development during the fourth quarter of 2008, the Company will pay CCC $0.7 million in 2009 under the Stop Loss Contract. CCC has paid all other amounts due under the Stop Loss Contract as of December 31, 2008.

The Company and CCC are parties to a $40 million excess of $60 million reinsurance contract that was originally effective from January 1, 2005 to December 31, 2005 and provides coverage exclusively for the one large national contractor excluded from the Company’s third party reinsurance. This contract provides coverage for the life of bonds either in force or written during the period of January 1, 2005 through December 31, 2005. This contract was amended in the second quarter of 2005 to provide unlimited coverage in excess of the $60 million retention and has been continually extended since such time on substantially the same terms and conditions. In December 2007, the Company and CCC agreed by addendum to extend this contract for the twelve months which expired on December 31, 2008 and was for an additional premium of $0.2 million based on the level of actual premiums written on bonds for the large national contractor covered by this contract. In December 2008, the Company and CCC agreed by addendum to extend this contract for another twelve months on substantially the same terms and conditions. This extension, which will expire on December 31, 2009, is for an additional premium subject to the level of actual premiums written on bonds covered by the contract. As of December 31, 2008, the Company had ceded losses of $50.0 million under the terms of this contract, with unpaid ceded losses of $46.8 million.

As of December 31, 2008, the Company had an insurance receivable balance from CCC and CIC of $60.4 million, including $46.1 million of reinsurance recoverables and $14.3 million of premiums receivable. The Company had reinsurance payables to CCC and CIC of $1.2 million as of December 31, 2008.

The Company’s Consolidated Balance Sheets also include a “Deposit with affiliated ceding company” of $29.7 million at December 31, 2008. In 2005, pursuant to an agreement with a bond claimant regarding certain aspects of the claim resolution, the Company deposited $32.7 million with an affiliate to enable the affiliate to establish a trust to fund future payments under the bond. The bond was written by the affiliate and assumed by one of the Company’s insurance subsidiaries pursuant to the Surety Quota Share Treaty. The Company is entitled to the interest income earned by the trust. Prior to the establishment of the trust, the Company had fully reserved its obligation under the bond and the claim remains fully reserved.

Under the terms of an excess of loss agreement with First Insurance Company of Hawaii, Ltd. and its subsidiaries First Indemnity Insurance of Hawaii, Inc., First Fire and Casualty Insurance of Hawaii, Inc. and First Security Insurance of Hawaii, Inc. (collectively, “FICOH”), Western Surety assumed $0.2 million of premium in 2008. This agreement provides that FICOH retains losses of $2 million per principal and Western assumes 80% of $5 million per principal subject to an aggregate annual limit of $8 million. CNAF, through its insurance subsidiaries, owns 50% of the outstanding common stock of First Insurance Company of Hawaii, Ltd. As of December 31, 2008, the Company had unpaid losses and loss adjustment expense reserves assumed from FICOH of $0.2 million.

Other Related Party Transactions

Effective July 1, 2004, the Company entered into an Administrative Services Agreement (“ASA”) with CCC. This agreement, that replaced an agreement originally effective January 1, 2001, allows the Company to purchase and/or have access to certain services provided by CCC. The Company leases its executive offices and 35 shared branch locations with CCC under this agreement. The Company also pays CNAF a management fee for its proportionate share of administrative and overhead costs incurred in supporting the services provided pursuant to this agreement. The Company was charged $6.9 million for the year ended December 31, 2008, for leased space and services, which includes the management fee of $2.1 million. The management fee for 2009 shall be $2.1 million. The Company had a $0.3 million net payable balance to CCC related to the ASA as of December 31, 2008. The ASA also allows CCC to purchase services from the Company. In 2008, CCC paid the Company $1.3 million for services in connection with licensing and appointing CCC’s insurance producers as required by state insurance laws. This agreement shall be effective so long as CNAF or their affiliates or shareholders shall continue to own a majority interest in the Company. This agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party.

Western Surety previously provided surety bonds guaranteeing insurance payments of certain bonded principals to CCC and its affiliates under retrospectively rated insurance policies underwritten by CCC and its affiliates. Under the terms of these bonds, referred to as insurance program bonds, if the bonded principal failed to make a required premium payment, CCC and its affiliates would have a claim against the Company under the bond. The Company ceased writing such bonds for companies insured by CCC and its affiliates. The last such bond was written in 2001 and currently one bond with less than $0.1 million of total bond exposure remains as of December 31, 2008.

Western Surety from time to time provides license and permit bonds and appeal bonds to CCC and its affiliates and to clients of CCC and its affiliates. All such bonds are excluded from the third party reinsurance available for similar bonds written by Western Surety. Under procedures established by the Audit Committee of the Board of Directors (“Audit Committee”) and in effect during 2008, the Company may issue appeal bonds for CCC and its affiliates and their clients with penal sums of $10.0 million or less without prior Audit Committee approval as long as those bonds meet the Company’s normal underwriting standards, the rates charged are market rates and the Company has received the indemnity of CCC. Bonds greater than $10.0 million require the prior approval of the Audit Committee. As of December 31, 2008, the total amount of the outstanding appeal and license and permit bonds written on behalf of CCC and its affiliates was approximately $82.4 million. Of that amount, the majority consisted of 37 appeal bonds with a penal sum of about $78.8 million. Western Surety has entered into indemnity agreements with CCC and its affiliates indemnifying Western Surety for any loss arising from the issuance of bonds for CCC, its affiliates and its clients. The premium for all bonds written on behalf of CCC and its affiliates was approximately $0.6 million in 2008. At its February 4, 2009 meeting, the Audit Committee approved amendments to the prior approval procedures described above. Under the revised procedures, the Audit Committee’s prior approval is not required before writing a license, permit or appeal bond for CCC, its affiliates or clients unless the writing of such bond would cause the aggregate liability of Western Surety and its insurance affiliates arising under all such bonds written for CCC, its affiliates and clients to exceed $100.0 million. Further, the revised procedures require the bonds to meet the Company’s normal underwriting standards, to be charged market rates, and to be subject to the indemnity received from CCC.

During 2006 and 2007, the Company, through the Surety Quota Share Treaty, assumed four bonds issued by an affiliate for Mexdrill Offshore, S. DE R.L. DE C. V. (“Mexdrill Offshore”), a subsidiary of Diamond Offshore Drilling, Inc. (“Diamond Offshore”), one bond issued by an affiliate for Diamond Offshore, and two bonds issued by an affiliate for Gulf South Pipeline Company, LP, a subsidiary of Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline”). Loews owns 74% of Boardwalk Pipeline shares and 50.4% of Diamond Offshore’s shares (both as of February 17, 2009). All of these bond transactions were fully described in prior proxy statements and were written with the approval of the Audit Committee. The Company continues to be liable under these bonds. Renewal premium of less than $0.1 million was charged in 2008 for the Diamond Offshore bond issued in 2007 and renewal premium of less than $0.1 million was charged in 2008 for the two Boardwalk Pipeline bonds.

In 2008, with approval of the Audit Committee, Western Surety wrote one new bond for Diamond Offshore and assumed one bond issued by an affiliate for Mexdrill. The penal sums for these bonds were $3.4 million and $4.7 million, respectively. The aggregate premium for the two bonds was less than $0.1 million.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s outstanding Common Stock (“Reporting Persons”), file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously for filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required, the Company believes that for 2008 all reports required by Section 16(a) of the Exchange Act have been timely filed with the exception of the Form 4 filed on March 12, 2009 that reported a sale of nine shares of the Company’s Common Stock by the administrator of Anthony Cleberg’s retirement account without providing him prior notice of such sale.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee has selected Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, for the 2009 fiscal year. Deloitte & Touche LLP served as the Company’s independent auditor since the last three months ended December 31, 1997. A representative of Deloitte & Touche LLP will be present at the meeting and be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal 2008 is outlined below.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote held by shareholders present in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is the present intention of the Company’s Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For the years ended December 31, 2008 and 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,299,000 and $1,316,000, respectively.

Audit-Related Fees

There were no fees billed for audit-related services for the fiscal years ended December 31, 2008 and 2007. These fees generally would include fees for consents and comfort letters, accounting consultations, Sarbanes-Oxley Act Section 404 advisory services and SEC related matters.

Tax Fees

None.

All Other Fees

None.

The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accounting firm. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting. 100% of the audit fees and audit related fees were pre-approved by the Audit Committee.

Vote Required

The proposal to ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2009 requires an affirmative vote of holders of a majority of the voting power represented by shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE VOTED “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDERS’ PROPOSALS FOR 2010 ANNUAL MEETING

Under the rules of the SEC, the Company is required to disclose the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting, calculated in the manner provided by the rule of the SEC and the date after which notice of a proposal submitted outside the processes of the rule of the SEC is considered untimely. Under the calculation provided by the rule of the SEC, a proposal submitted by a shareholder for the 2010 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company, 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, by November 1, 2009 in order to be eligible to be included in the Company’s proxy statement for that meeting. Under the Company’s By-Laws, to be timely, a shareholder’s notice of a shareholder proposal submitted outside the process for inclusion in the proxy statement must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Other Matters

The Company knows of no business which will be presented at the Annual Meeting, other than the election of Directors to the Board and the ratification of the Company’s independent registered public accounting firm.

However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

By Order of the Board of Directors

Rosemary Quinn
Secretary

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CNA SURETY CORPORATION
333 S. Wabash 41st Floor
Chicago, Illinois 60604
(312) 822-5000
Notice of Annual Meeting of Shareholders on April 23, 2009
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at 333 S. Wabash, 41st Floor Chicago, IL 60604 on Thursday, April 23, 2009, at 9:00 a.m. CDT.
The Board of Directors has fixed the close of business on March 2, 2009, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to complete, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope.
THIS IS YOUR PROXY. YOUR VOTE IS VERY IMPORTANT.
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF SHAREHOLDERS OF
CNA SURETY
April 23, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.cnasurety.com/about/investor_information.htm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■  20730000000000000000      5                                                 042309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:							FOR	AGAINST	ABSTAIN
					2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche, for fiscal year 2009.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Philip H. Britt Anthony S. Cleberg		3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
		¡	David B. Edelson
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡	D. Craig Mense Robert A. Tinstman John F. Welch Peter W. Wilson		THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS ABOVE. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL PROPOSALS.

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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